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                                                                  EXHIBIT 10.180

                                                               EXECUTION VERSION

                THIRD AMENDED AND RESTATED TRANSITION LOAN NOTE

$12,000,000                                                     January 25, 2006
                                                              Dowagiac, Michigan

     FOR VALUE RECEIVED, The Pokagon Band of Potawatomi Indians (the "Band") promises to pay to Great Lakes Gaming of Michigan, LLC, a Minnesota limited liability company ("Lakes"), such sums as may be advanced by Lakes to the Band under Section 8.3 of a Development Agreement between the Band and Lakes Entertainment, Inc., f/k/a Lakes Gaming, Inc. dated as of July 8, 1999 (the "Development Agreement"), (as assigned by Lakes Entertainment, Inc. to and assumed by Lakes pursuant to that certain Assignment and Assumption Agreement dated as of October 16, 2000 by and among the Band, Lakes Entertainment, Inc. and Lakes, and amended by a Second Amended and Restated Assignment and Assumption Agreement of even date hereof (the "Assignment Agreement")), and as amended and restated by a First Amended and Restated Development dated as of October 16, 2000, a Second Amended and Restated Development dated as of December 22, 2004, and a Third Amended and Restated Development Agreement of even date hereof, as the same may be further amended, substituted and modified (collectively, and as heretofore and hereafter further amended, substituted, restated and modified, the "Development Agreement"); provided that the principal amount due hereunder shall not exceed Twelve Million Dollars ($12,000,000.00).

     1. Advances. Advances under this Note may, at Lakes'option, be funded through transfer of funds from the Escrow Account; provided that interest shall only accrue under this Note on funds advanced through the Escrow Account after disbursement from the Escrow Account, and shall not begin to accrue on deposit by Lakes into the Escrow Account.

     2. Interest. No interest shall accrue on amounts outstanding hereunder until two years after the date hereof. Beginning on the second annual anniversary of the date hereof, interest shall begin accruing on the outstanding balance as follows:

     (a) if the Bank Closing occurs, at a fixed rate equal to the lesser of (i) Base Rate as of the Bank Closing plus 1% or (ii) 10% (the "Band Interest Rate"); or

     (b) if the Bank Closing does not occur, at a variable rate equal to the lesser of (i) Base Rate plus 1% or (ii) 10% (the lesser of (i) and (ii) being referred to as the "Variable Interest Rate"). Lakes shall adjust the Variable Interest Rate on the then unpaid principal balance, by way of increase or decrease, in accordance with changes in the Base Rate. Such changes shall be effective as of the change in the Base Rate (the "Effective Date").

     If the Bank Closing occurs after the second annual anniversary of the date hereof, interest accruing under this Note prior to the Bank Closing shall be adjusted retroactively to reflect the

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Band Interest Rate. "Base Rate" means the lowest Prime Rate as is published daily in The Wall Street Journal. n the event that the Wall Street Journal ceases to publish the Prime Rate, then the holder hereof may in its reasonable discretion select some other generally recognized comparable indicator of the national Prime Rate.

     3. Repayment.

     If the Commencement Date occurs, the Band shall, beginning on the 15th day of the month following the Commencement Date, make equal monthly payments to Lakes of principal and interest in an amount sufficient to amortize the principal amount outstanding as of the Commencement Date over a sixty (60) month period at the Band Interest Rate, and shall thereafter continue to make payments in such amount on the 15th day of each succeeding month to and including the fifteenth day of the sixtieth month following the Commencement Date, when all remaining principal and interest shall be due and payable.

     If the Commencement Date does not occur, principal and interest shall be repayable to the extent and in the manner provided in the Development Agreement; provided that payments shall in any event be due and made only from Subsequent Gaming Facility Revenues, in accordance with the Development Agreement. If Gaming commences at such a facility and payment is due under this Note in accordance with the Development Agreement, the Band shall, beginning on the 15th day of the month following such commencement date, make equal monthly payments to Lakes of principal and interest in an amount sufficient to amortize the principal amount outstanding as of such commencement date over a sixty (60) month period at the Variable Interest Rate, and shall thereafter continue to make such payments on the 15th day of each succeeding month to and including the fifteenth day of the sixtieth month following such commencement date, when all remaining principal and interest shall be due and payable. As of the Effective Date of a change in the Base Rate, Lakes shall adjust the monthly installments of principal and interest as of the installment next following the Effective Date so mat the then unpaid principal balance would be amortized in full at the revised Variable Interest Rate five years after such commencement of gaming. Lakes shall promptly notify the Band in writing of any changes in the Base Rate and in the installment payment due.

     4. Prepayment. This Note may be prepaid at any time without penalty. This Note shall also be subject to prepayment as and when required under the terms of any Transaction Documents.

     5. Limited Recourse. The obligations of the Band under this Note and any related awards, judgments or decrees shall be payable solely out of undistributed or future Net Revenues of the Enterprise and shall be a Limited Recourse obligation of the Band, with no recourse to tribal assets other than the limited assets of the Band specified in the definition of Limited Recourse and Section 14.3(a) of the Development Agreement.


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     6. Subordination. Payment of amounts due hereunder shall be subordinated to the Bank Development Loan, the Equipment Loan and any other third-party loans or equipment leases to the Band relating to the Facility to the extent provided in the Development Agreement or, if the Commencement Date does not occur, or to any loans relating to any other Gaming facility in Michigan owned by the Band. The holder of this Note agrees to execute and deliver subordination agreements evidencing such subordination in form reasonably acceptable to holder and the Bank Lender, the Equipment Lender, or any other third-party lender or equipment lessor.

     7. Default; Acceleration. All outstanding principal together with accrued interest shall become immediately due and payable in full, subject to the limitations on recourse provided above, upon default in the payment of principal or interest due under this Note if such default is not remedied within thirty
(30) days after receipt by the Band of written notice thereof as provided in the Development Agreement.

     8. Sovereign Immunity. The Band expressly waives its sovereign immunity from suit for the purpose of permitting or compelling arbitration to enforce this Note as provided in Article 14 of the Development Agreement and consents to be sued in the United States District Court for the Western District of Michigan
- Southern Division, the United States Court of Appeals for the Sixth Circuit, and the United States Supreme Court for the purpose of compelling arbitration or enforcing any arbitration award or judgment arising out of this Note. If the United States District Court lacks jurisdiction, the Band consents to be sued in the Michigan State Court system for the same limited purpose. The Band waives any requirement of exhaustion of tribal remedies. Without in any way limiting the generality of the foregoing, the Band expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any such court, and to take such action, including without limitation, repossessing or foreclosing on any real property not in trust, or otherwise giving effect to any judgment entered; provided, however, that liability of the Band under any judgment shall always be Limited Recourse, and in no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Band other than the limited assets of the Band specified in the definition of Limited Recourse and Section 14.3(a) of the Development Agreement. The Band appoints the Chairman of the Pokagon Council and the Secretary of the Pokagon Council as its agents for service of all process under or relating to the Agreements, and (v) Furnishings and Fixtures to the extent provided in Section 9.2.10 of the Development Agreement. The Band agrees that service in hand or by certified mail, return receipt requested, shall be effective for all purposes under or relating to the Agreements if served on such agents.

     9. Arbitration. All disputes, controversies or claims arising out of or relating to this Note shall be settled by binding arbitration as provided in
Article 14 of the Development Agreement.

     10. Business Purposes; Applicable Law. This Note evidences a loan for business and commercial purposes and not for personal, household, family or agricultural purposes. This Note shall be interpreted and construed in accordance with Michigan law, to the extent not preempted by federal law. Use of Michigan law for the foregoing limited purpose of interpretation and


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construction is not intended by the parties to and shall not otherwise (i)
incorporate substantive Michigan laws or regulations, including but not limited to Michigan usury laws or any other present or future provision of the laws of Michigan that would restrict the rate of interest upon any loan contemplated hereunder; or (ii) grant any jurisdiction to the State or any political subdivision thereof over the Gaming Site or the Facility.

     11. Defined Terms. Capitalized terms used herein shall have the same meanings assigned to them in the Development Agreement, and, if not defined in the Development Agreement, in the Management Agreement between the Band and Lakes of even date.

     12. Miscellaneous.

          a. Time is of the essence.

          b. The benefits and obligations of this Note shall inure to and be binding upon the parties hereto and their respective successors and assigns, provided that any succession or assignment is permitted under the Development Agreement.

          c. Waiver of any one default shall not cause or imply a waiver any subsequent default.

          d. This Note, together with the documents listed in Section 15.17 of the Development Agreement, sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. All agreements, covenants, representations, and warranties, express or implied, oral or written, of the parties with respect to the subject matter hereof are contained herein and therein. This Note shall not be supplemented, amended or modified by any course of dealing, course of performance or uses of trade and may only be amended or modified by a written instrument duly executed by officers of both parties.

          e. This Note has been executed and delivered as a complete amendment and restatement in its entirety of that certain Transition Loan Note dated as of July 8, 1999 made payable by the Band to Lakes Entertainment, Inc. in the original principal amount of $7,500,000, as assigned by Lakes Entertainment, Inc. to Lakes pursuant to the Assignment Agreement and as amended and restated by a First Amended and Restated Transition Loan Note dated as of October 16, 2000 and a Second Amended and Restated Transition Loan Note dated as of December 22, 2004, but does not extinguish, satisfy, discharge or constitute a novation thereof, and the Band hereby reaffirms, subject to the provisions of this Note, the indebtedness evidenced thereby. Lakes agrees to deliver to the Band the original of such Note dated as of July 8, 1999, the First Amended and Restated Note dated as of October 16, 2000 and the original Second Amended and Restated Note dated as of December 22, 2004.


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          f. Any other provision of this Note to the contrary notwithstanding:
          (i) in no event shall the rate of interest payable under this Note exceed the maximum rate permitted by law (the "Legal Rate"); (ii) if at any time the rate of interest computed as provided above (the "Computed Rate") exceeds the Legal Rate, then interest shall accrue thereafter at the Legal Rate regardless of whether the Computed Rate is greater or less than the Legal Rate until the total amount of interest payable hereunder equals the amount that would have been payable without regard to this sentence, or until this Note is paid in full, whichever occurs first; and (iii) if the holder receives any interest in excess of the maximum rate permitted by this sentence, the excess shall be credited against the principal hereof or refunded, at the holder's option.

                                        THE POKAGON BAND OF POTAWATOMI INDIANS


                                        By: /s/ John Miller
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                                        Its Council Chairman


                                        By: /s/ Daniel Rapp
                                            ------------------------------------
                                        Its Secretary


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